Exhibit 5.1

September 28, 2021

Sylvamo Corporation

6400 Poplar Avenue

Memphis, TN 38197

Ladies and Gentlemen:

We have acted as special counsel to Sylvamo Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder for the registration of an aggregate of 4,410,725 shares (the “Shares”) of common stock, par value $1.00 per share (“Common Stock”), of the Company issuable pursuant to the Sylvamo Corporation 2021 Incentive Compensation Plan (the “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the Company’s Amended and Restated Certificate of Incorporation, as amended through the date hereof, (iii) the Company’s By-Laws, as amended through the date hereof, (iv) the Company’s stock ledger; (v) corporate actions of the Company’s Board of Directors relating to the approval of the Plan (the “Plan Resolutions”), and (vi) the Plan, and we also have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. Other than our review of the documents listed in (i) through (vi) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.

For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, that all signatures on each such document are genuine and that the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

K&L GATES LLP

300 SOUTH TRYON STREET, SUITE 1000 CHARLOTTE NC 28202

T +1 704 331 7400 F +1 704 331 7598 klgates.com

Sylvamo Corporation

September 28, 2021

In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of a Share under the Plan; (b) the issuance of each Share will be duly noted in the Company’s stock ledger upon its issuance; (c) the Plan constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (d) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock and in the amount required by the Plan (or the applicable award agreement thereunder) and the Authorizing Resolutions (as defined below); (e) the Plan will have become effective prior to the issuance of any Shares under the Plan; (f) prior to the issuance of any Shares under the Plan, the Company’s Board of Directors, or a committee to which it has delegated the relevant authority, will have duly authorized an award contemplating the issuance or future issuance (even if contingent) of such Shares under the Plan, pursuant to an award agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Plan (the “Award Resolutions” and, together with the Plan Resolutions, the “Authorizing Resolutions”); and (g) the Authorizing Resolutions will not have been revoked, modified or amended. We have not verified any of the foregoing assumptions.

Our opinion set forth below is limited to the DGCL and reported judicial decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that when, and if, issued pursuant to the terms of the Plan, the Authorizing Resolutions and the applicable award agreement, the Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP